Exhibit 99.1

BioDelivery Sciences Anticipates First Half 2009 Approval

of BEMA™ Fentanyl (ONSOLIS™)

Modification of Risk Management Plan is the final step to approval;

BDSI to hold a teleconference at 10 a.m. EDT today

RALEIGH, N.C., August 28, 2008 – BioDelivery Sciences International, Inc. (Nasdaq:BDSI) today announced receipt of a Complete Response letter from the U.S. Food and Drug Administration (FDA) regarding the Company’s New Drug Application (NDA) for BEMA™ Fentanyl, which will be marketed in the United States as ONSOLIS™ (fentanyl buccal soluble film). The FDA has requested that the Company make modifications to the submitted risk management program. All aspects of the review were complete and no deficiencies were noted in chemistry, manufacturing and controls, nonclinical, or clinical efficacy/safety. The Company will submit the requested information and anticipates a first half 2009 approval.

The FDA requested conversion of the risk minimization action plan (RiskMAP) submitted as part of the NDA for ONSOLIS™ into a Risk Evaluation and Mitigation Strategy (REMS). REMS is a new term for a strategy and plan aimed at ensuring the benefits of a drug outweigh its risks. The REMS requested of BDSI is believed to be the result of the FDA’s recent experience with other high-potency opioid products and the new authority granted under the Food and Drug Administration Amendment Act (FDAAA) enacted in March of 2008. This followed BDSI’s submission of its ONSOLIS™ NDA in October 2007.

“We are pleased with this significant and extremely positive development for our Company,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We have been anticipating the REMS request and have been proactively evaluating a series of options that will enable us to mitigate any delay in approval. All other aspects of our ONSOLIS™ NDA were reviewed positively and with no deficiencies noted. I want to congratulate the entire team at BDSI for this tremendous accomplishment.”

Dr. Sirgo continued, “We believe that FDA approval of ONSOLIS™ and its U.S. commercial launch should add considerable value to BDSI based on the aggregate $30 million in approval and launch milestone payments, sales-based milestone payments, and double-digit royalty on sales, which provide the means to accelerate development of our pipeline. In addition, the outcome of the ONSOLIS™ NDA review validates the BEMA™ drug delivery platform and should immediately enhance the value of other BEMA™ products in development, particularly BEMA™ Buprenorphine, our second pain product. We believe that the future of BDSI continues to be very promising.”

According to Dr. Andrew Finn, Executive Vice President, Product Development, “We have been working over the last several months with Meda AB, our partner for the commercialization of ONSOLIS™, to prepare for a potential REMS requirement. These activities have put us in a position to respond rapidly to FDA’s request. Depending on FDA review time, approval could occur as early as the first quarter or as late as second quarter of 2009.”

“With respect to our financial position, we have managed our cash prudently over the course of 2008 and have a few months of cash in reserve,” said Dr. Sirgo. “We have a financial plan that includes several choices to bridge the gap to approval and the receipt of milestone payments from Meda totaling $30 million. Importantly, we will seek to only raise the capital required to reach the anticipated approval, with little or no dilution to our stockholders. It should be noted that the costs associated with finalization and implementation of the REMS for ONSOLIS™ will be the responsibility of Meda.”

BioDelivery Sciences will hold a teleconference to discuss the announcement today, August 28, 2008, at 10:00 a.m. EDT. To participate in the teleconference, including the question and answer session that will follow, dial 877-340-7913 (toll free) or 719-325-4845. A live and replay webcast of the call will be available through the Company’s website at www.biodeliverysciences.com.

About ONSOLIS™

BDSI’s lead product under development is ONSOLIS™ (fentanyl buccal soluble film) a potential treatment for “breakthrough” pain (i.e., episodes of severe pain which “break through” the medication used to control the persistent pain) in opioid tolerant patients with cancer. ONSOLIS™ consists of a small, dissolvable, polymer film, formulated with the opioid narcotic fentanyl for application to the buccal mucosa (inner lining of the cheek). Fentanyl belongs to the group of medicines called narcotic analgesics, which are used to relieve pain. The BEMA™ delivery technology is particularly well suited for the delivery of products where rapid onset of activity and convenient administration are important. BDSI believes there is a clear need and growing market for additional narcotic agents in alternative dosage forms to provide rapid and convenient pain relief.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive film technology: ONSOLIS™, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA™ Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA™ technology and its patented Bioral® cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Cautionary Note on Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contacts:

FD Ashton Partners

Investors:	James Koppa
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james.koppa@fdashtonpartners.com

Media:	Stephanie Brown
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